Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT AND RELEASE

THIS AMENDMENT TO EMPLOYMENT AGREEMENT AND RELEASE (hereinafter this “Amendment”) is entered into effective as of May 18, 2026 (the “Effective Date”), among Marcus Lemonis ( “Employee”), Camping World Holdings, Inc., a Delaware corporation (“Camping World”), and CWGS Enterprises, LLC, a Delaware limited liability company (the “Partnership” and, together with Camping World and any of the affiliates of Camping World and the Partnership as may employ Employee from time to time, and any successor(s) thereto, the “Company”). Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Second Amended and Restated Employment Agreement, by and between Marcus Lemonis, Camping World Holdings, Inc. and CWGS Enterprises, LLC, dated as of December 7, 2025 and effective as of January 1, 2026 (the “Employment Agreement”).

RECITALS

WHEREAS, Employee is employed as the Company’s Co-Founder and Special Advisor pursuant to the Employment Agreement.

WHEREAS, the Company and Employee desire to amend the Employment Agreement on the terms set forth in this Amendment to provide Employee with certain consideration in exchange for a release of claims and the extension of certain restrictive covenants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Amendment to Section 4.02 of Employment Agreement.  Section 4.02 of the Employment Agreement is hereby deleted and replaced with “[Reserved.].” Employee acknowledges that he shall not be entitled to any bonus compensation for 2026.

2.Amendment to Section 6.01 of Employment Agreement.  In consideration of the Company’s agreement to make the Amendment Payments (as defined below), the definition of “Non-Compete Period” in the Employment Agreement shall be amended to be “during the Term and for twenty-four months after the termination of Employee’s employment for any reason (the “Non-Compete Period”).”

3.Amendments to Section 7 of Employment Agreement.

3.01Section 7.06(b) of the Employment Agreement is hereby deleted and replaced with “[Reserved.].”

3.02Section 7.06(c) of the Employment Agreement are hereby amended to read as follows:

“(c)Termination Without Cause or Resignation for Good Reason. If Employee’s employment is terminated pursuant to Section 7.01(e) or (f), subject to Employee’s continued compliance with the applicable Restrictive Covenants and provided that Employee shall have executed and delivered to the Company the Company’s standard form of release of claims (a “Release”) and the Release Effective Date (as defined below) shall have occurred within the time period set forth in Section 8.06(e), in addition to the Accrued Obligations, Employee shall be entitled to receive: (i) the vesting of any equity awards that are tied in whole or in part to performance shall be governed by the terms of the applicable award agreement; (ii) payment by the Company for COBRA benefits for a period of eighteen (18) months following termination for Employee and any dependents covered immediately prior to termination; and (iii) if such termination occurs during fiscal year 2026, continued payment of Employee’s Base Salary for the remaining portion of fiscal year 2026 following the date of termination, paid at the same times and in the same manner as Employee’s Base Salary had been paid to Employee prior to the termination of his employment hereunder (or, if accelerated payment is permitted under Section 409A, as determined by the Company in its sole discretion, in a lump sum within seventy-five (75) days following such termination of Employee’s employment but in all events prior to December 31, 2026)).”

3.03Clause (a) of Section 7.04 of the Employment Agreement is hereby amended to remove the words “or Annual Bonus.”

4.Amendment Payments.

4.01Subject to Employee’s continued compliance with this Amendment and the Employment Agreement as amended by this Amendment, the Company shall provide Employee with the following payments and benefits (the “Amendment Payments”) in satisfaction of the Company’s obligations under clauses (ii) and (vi) of Section 7.06(c) of the Employment Agreement:

a.On the later of (i) May 15, 2026, or (2) the second business day occurring after the Effective Date, the Company shall grant to Employee a number of vested shares of the Company’s Class A common stock with a fair market value, as determined by the closing stock price of one share of the Company’s Class A common stock on the date of issuance, equal to $2,250,000 less a withholding of a net number of vested shares of Class A common stock having a then current fair market value not exceeding the amount necessary to satisfy the applicable required tax withholding obligation based on the maximum statutory withholding rates for Employee’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes; plus,

b.An amount in cash equal to $3,750,000 less deductions for applicable federal, state and local income and employment taxes, representing the “Severance Amount” as defined in the Employment Agreement, which Severance Amount shall be paid within fifteen (15) days following the Effective Date. As used herein, the “Severance Amount” is equal to the sum of (a) Employee’s Base Salary as in effect on the Effective Date for one year ($1,500,000) and (b) the Annual Bonus applicable to 2026 ($2,250,000).

4.02In addition to all other rights and remedies available to the Company under law or in equity, Employee agrees that the Company shall be entitled to withhold all Amendment Payments if, at any time prior to or during the period for which Employee is receiving such benefits, Employee breaches this Amendment or the Employment Agreement as amended by this Amendment. Further, if Employee breaches this Amendment or the Employment Agreement after receipt of the Amendment Payments or any other severance payments under Section 7.06(c) of the Employment Agreement, as amended by this Amendment,, Employee agrees that Company shall be entitled to recover the Amendment Payments (including any shares issued to Employee in connection therewith or the proceeds of the sale of such shares if Employee has sold them), less an amount of $1,000, and that in such instance, all of Employee’s obligations under this Amendment or the Employment Agreement will remain in full force and effect.

4.03Except as set forth in this Section 4, or the Employment Agreement as amended by this Amendment, Employee is not owed wages, commissions, bonuses or other compensation, as of the Effective Date.

5. Release.

5.01For the good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the foregoing recitals and provisions above, which by this reference are incorporated herein, and the Company’s agreement to make the Amendment Payments, Employee, on behalf of Employee and Employee’s executors, heirs, administrators, representatives and assigns, hereby fully and forever releases and discharges the Company, its subsidiaries and affiliates (together, the “Company Group”), and its and their members, shareholders, officers, directors, agents, employees, assigns, managers, partners, and board members (collectively, the “Releasees”) from any and all claims, demands, actions, causes of action, judgments and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which Employee has or may have had against the Releasees based on any events or circumstances arising or occurring on or prior to the date of Employee’s signature hereon, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, Employee’s ownership of Company securities or otherwise, including but not limited to the following:

a. Any claim by Employee that the Company Group discriminated against Employee on the basis of race, sex, religion, age, national origin or handicap in violation of any state or federal law, including Title VII of the Civil Rights Act of 1964, as amended, the Family Medical Leave Act, the Americans with Disabilities Act, as amended, or similar state or local laws.

b. Any claim under federal, state, or local law regarding health benefits, retirement benefits or life insurance benefits.

c. Any claim in tort that the Company Group negligently, intentionally, maliciously, or wantonly caused damage to Employee.

d. Any claim under federal, state, or local law the Company Group inflicted emotional distress either intentionally or negligently on Employee.

e. Any claim under federal, state, or local law against the Company Group sounding in contract, oral or written, express or implied, or any other agreement or promise.

f. Any claim that the Company Group owes any sort of compensation, bonus, or money to Employee.

5.02 Notwithstanding anything in this Amendment to the contrary, Employee does not waive any rights Employee may have (i) under COBRA; (ii) to Employee’s vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived and/or which may arise after the execution of this Amendment; (v) to his rights, if any, to indemnification or advancement from the Company as an officer, whether pursuant to any agreement or by operation of law; (vi) to enforce this Amendment or the Employment Agreement as amended by this Amendment; (vii) to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release Employee’s right to secure any damages for alleged discriminatory treatment; and/or (viii) to communicate or cooperate with any government agency. Employee expressly consents that this release of claims shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. Employee acknowledges that he may hereafter discover claims or facts in addition to or different than those which he now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into this Amendment, may have materially affected this Amendment and his decision to enter into it. Employee acknowledges and agrees that this waiver is an essential and material term of this Amendment and that without such waiver the Company would not have agreed to the terms of this Amendment.

5.03Employee further represents, and warrants that Employee has not filed any suit, claims, or charges with any court or governmental agency, and agrees, represents, and warrants that Employee will not file any suit, claims or charges with any court or governmental agency, in any jurisdiction, relating to or arising out of Employee’s employment with the Company. Employee represents that the Employee has no lawsuits, claims, or actions pending in the Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee's own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Employee confirms that the Employee has no knowledge of any wrongdoing involving improper or false claims against any governmental agency, or any other wrongdoing that involves Employee or any other present or former Company employees, including violations of the applicable laws.

5.04Employee warrants that Employee has not assigned or transferred to any third party any right or claim described in the general release given above.

6. Rights of Non-Parties. All persons or entities against whom claims are released or waived by this Amendment are either party to or intended beneficiaries of this Amendment and shall have the same right and ability to enforce the release or waiver provided by this Amendment as though a party and signatory hereto.

7. Miscellaneous.

7.01Governing Law.  This Amendment is made under and shall be governed by and construed in accordance with the laws of the State of Delaware.

7.02Prior Agreements.  This Amendment, together with the Employment Agreement and the other agreements referenced herein and therein, contain the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (including, without limitation, the Employment Agreement), and the parties hereto have made no agreement, representations or warranties relating to the subject matter hereof or thereof which are not set forth herein. Except as amended by this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect for the remainder of the Term (as defined in the Employment Agreement) pursuant to the terms thereof.

7.03Withholding Taxes.  The Company may withhold from any benefits payable under this Amendment all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7.04Amendments. No amendments or modifications of this Amendment shall be deemed effective unless made in writing and signed by the parties hereto.

7.05No Waiver. No term or condition of this Amendment shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Amendment , except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.06Severability. To the extent any provision of this Amendment shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Amendment shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Amendment be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Amendment be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

7.07Assignment. This Amendment shall not be assignable, in whole or in part, by either party without the written consent of the other party. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Amendment including this Section 7.

7.08Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Amendment, including without limitation the provisions of Section 3. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Amendment and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

7.09 Other Agreements. Sections 8.06 (“Section 409A”), 8.07 (“280G Parachute Payments”), 8.08 (“Compensation Recovery Policy”), 8.12 (“Attorneys’ Fees and Costs”), 8.13 (“No Mitigation Obligation”), 8.14 (“Notices”), and 8.15 “Notice of Immunity”) of the Employment Agreement shall apply to this Amendment as if set forth herein.

7.10Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Employee’s employment hereunder or any settlement of the financial rights and obligations arising from Employee’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

7.11 Voluntary Execution. Employee hereby represents that Employee has read and understands the contents of this Amendment, that no representations other than those contained herein have been made to induce Employee or to influence Employee to execute this Amendment, but that Employee executes this Amendment knowingly and voluntarily, after having received independent legal counsel of Employee’s own choosing, if Employee so chooses.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Matt Wagner
Matt Wagner

CWGS ENTERPRISES, LLC

By:	/s/ Matt Wagner
Matt Wagner

EMPLOYEE

By:	/s/ Marcus A. Lemonis
Marcus A. Lemonis